[Letterhead of David Meyer]

Exhibit 5(a)

June 3, 2005

Avista Corporation
1411 East Mission Avenue
Spokane, WA 99202

Ladies and Gentlemen:

          In collaboration with Dewey Ballantine LLP, I have acted as counsel to Avista Corporation, a Washington corporation (the “Company”), in connection with the filing by the Company of Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-63243, as so amended the “Registration Statement”) under the Securities Act of 1933, as amended, relating to the registration of 2,000,000 shares (the “Offered Shares”) of the Company’s Common Stock, no par value (the “Common Stock”), as described in the Registration Statement. The Offered Shares are being offered pursuant to the Company’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”) and are offered together with the related preferred share purchase rights (the “Offered Rights”) in accordance with the Rights Agreement, dated as of November 15, 1999 (the “Rights Agreement”), between the Company and The Bank of New York, as rights agent.

          I have examined (1) the Registration Statement, (2) the Company’s Restated Articles of Incorporation, as amended, and By-Laws, (3) a Certificate of Existence/Authorization issued by the Secretary of State of the State of Washington, (4) orders of the utility regulatory commissions in Washington, Idaho and Oregon authorizing the issuance of new shares of Common Stock under the Plan and (5) various corporate records and other documents relating to the authorization of the issuance and sale of Common Stock, the delivery of certificates representing shares of Common Stock and the receipt of adequate consideration upon the issuance and sale thereof. I have also examined such other documents and satisfied ourselves as to such other matters as I have deemed necessary in order to render this opinion.

          I wish to advise you, however, that with respect to the valid issuance of all outstanding shares of Common Stock which were issued prior to September 2, 1952, I have assumed, without investigation, the accuracy of the conclusions set forth in legal opinions rendered by former counsel to the Company, and that with respect to the valid issuance of all shares of Common Stock issued under (a) plans established for the benefit of executive officers and other employees and of outside directors, of whatever kind and nature or (b) under plans established for the benefit of shareholders such as dividend reinvestment and stock purchase plans, I have assumed, without investigation, the accuracy of the statements set forth in certificates, of recent date, of officers of the Company.

          Subject to the qualifications hereinafter expressed, I am of the opinion that, when the Offered Shares are sold and delivered as contemplated in the Registration Statement, the

Offered Shares will be validly issued, fully paid and non-assessable and the Offered Rights will be validly issued and binding obligations.

          It is also my opinion that Section 23B.06.240 of the Washington Business Corporation Act permits Washington corporations to enter into shareholder rights plans, such as the Rights Agreement, and to issue rights thereunder, such as the Offered Rights. However, I am not aware of any court decisions applying Washington law that address the validity of actions taken by the board of directors of a Washington corporation in authorizing a shareholder rights plan or the issuance of rights thereunder.

          In my view, it is reasonable to assume, and I do assume, that a court applying the law of the State of Washington, when presented with questions concerning matters such as the authorization and issuance of the Offered Rights, after giving effect to the “business judgment rule” under Washington statutory and case law, most likely would look to and apply the corporation law of the State of Delaware for guidance and authority. Accordingly, my opinion relating to the valid issuance of the Offered Rights is based, in part, upon such assumption.

          For purposes of the opinions set forth above, I have assumed, with respect to Offered Shares which constitute authorized but previously unissued shares of Common Stock, that such shares will be issued in compliance with the authorization of the Company’s Board of Directors and the authorizations of the various regulatory authorities having jurisdiction. In addition, with respect to Offered Shares which are purchased in the open market for offer and sale under the Plan, I express no opinion herein as to any such shares which (i) are not issued and outstanding at the date hereof and (ii) are not originally issued under the Plan.

          I hereby consent to the filing of this opinion as Exhibit 5(a) to the Registration Statement and to the references to me, as counsel, in the Registration Statement and in the prospectus contained therein. In giving the foregoing consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ DAVID J. MEYER
David J. Meyer, ESQ.
Vice President and Chief Counsel for Regulatory and Governmental Affairs

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